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                                  PRESS RELEASE
                                  =============




PATAPSCO BANCORP, INC.
FOR FURTHER INFORMATION CONTACT JOSEPH J. BOUFFARD, PRESIDENT
      410-285-9327

                  PATAPSCO BANCORP, INC. ANNOUNCES 1ST QUARTER
                  --------------------------------------------
                EARNINGS, ELECTION OF DIRECTORS AND APPROVAL OF
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                              STOCK INCENTIVE PLAN
                              --------------------


Baltimore, Md. October 29, 2004 - Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), the parent company of The Patapsco Bank, announced earnings of $334,000 or $.20 fully diluted earnings per share for the Company's first quarter ended September 30, 2004 compared to earnings of $354,000 or $.22 fully diluted earnings per share for the comparable period in the prior year. This represented a 5.6% decrease in earnings for the period and a 9.1% decrease in fully diluted earnings per share.

      The Company's return on average assets and return on average equity were .64% and 7.92% respectively, for the quarter ended September 30, 2004 on an annualized basis.

      As of September 30, 2004, Patapsco Bancorp, Inc. reported assets of $204.2 million and total stockholders' equity was $16.9 million.

      Attached hereto is a summary of the unaudited financial highlights for the periods.

      The Company also announced that at its Annual Meeting, Thomas P. O'Neill, William R. Waters and Gary R. Bozel were each elected by the Company's shareholders to serve 3-year terms as Directors of Patapsco Bancorp, Inc.

      At the same time, the Company announced that its shareholders approved the Company's 2004 Stock Incentive Plan.

      Patapsco Bancorp, Inc. is the holding company of The Patapsco Bank, a Maryland chartered commercial bank. The Patapsco Bank serves its community from its offices located in Baltimore City and Baltimore County.

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FINANCIAL HIGHLIGHTS (unaudited)
Patapsco Bancorp, Inc. and Subsidiary

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                                           At or For the Three
                                              Months Ended
                                                 30-Sep
                                          ----------------------
                                                    2004 (2)       2003
(Dollars in thousands, except per share data) (1)
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OPERATING RESULTS:
Interest income                                      $  2,965     $  2,577
Interest expense                                          937          959
Net interest income                                     2,028        1,618
Provision for loan losses                                  35           42
Net interest income after provision
   for loan losses                                      1,993        1,576
Gain on Sale of Loans                                       0           10
Other Noninterest income                                  130          108
Noninterest expense                                     1,602        1,130
Provision (benefit) for income taxes                      187          210
Net income                                           $    334     $    354

Net income per share,                                $   0.20     $   0.22
diluted
Net income per share, basic                          $   0.17     $   0.18

PER SHARE DATA: (End of Period)
Book Value per Common share                          $  10.46     $   9.68
Tangible Book value per                              $   7.61     $   8.33
share
Period End Common Stock Price                        $  13.50     $  10.20
Stock Price as a percentage of                         177.40%      122.45%
tangible book value

PERFORMANCE RATIOS: (3)
Return on average assets                                 0.64%        0.85%
Return on average equity                                 7.92%        8.89%
Net interest margin                                      4.17%        4.11%
Net interest spread                                      3.96%        3.81%

                                                 ----------------------
                                                          At
                                                 ----------------------
                                                   September   June 30
                                                      30,
                                                     2004       2004
                                                 ----------------------
BALANCES
Net Loans                                            $152,786     $151,413
Total Assets                                         $204,197     $210,616
Deposits                                             $163,644     $168,132
Borrowings                                           $ 21,400     $ 22,900
Stockholders' Equity                                 $ 16,918     $ 16,380

CAPITAL  & CREDIT QUALITY RATIOS
Stockholders' equity to total assets                     8.29%        7.75%
Allowance for loan losses to total                       0.61%        0.61%
loans
Nonperforming assets to total assets                     0.56%        0.24%

(1) Per share amounts have been adjusted for stock dividends and splits.
(2) September 2004 figures are unaudited
(3) Amounts for the three month periods ended September 30, 2004 and 2003 are annualized.